Exhibit 99.1

Tandy Missy Lukens Vice President 214-519-5200	Investor Relations Beacon Street Group Kenneth E. Pieper 972-618-6924
Tandy Announces Consolidation of Distribution Operations
•	Expected to reduce annualized expenses by approximately $3-$4 million
•	Distribution activities to be based in expanded Dallas facility
Dallas, TX (February 1, 2010) — Tandy (Nasdaq: TBAC) announced today a consolidation of its distribution operations which is expected to improve customer service, increase operational efficiencies, and reduce annualized operating expenses by approximately $3-$4 million.
Tandy said that its distribution operations will be consolidated into the company’s Dallas distribution center, which was recently expanded and renovated to include the company’s corporate headquarters. As part of the consolidation, the company said that it is closing its Yoakum, Texas distribution facility and office. In the past, the Yoakum sites were a significant manufacturing center for Tandy, but that function has been largely phased out since 2007.
“Given we have successfully shifted our business model from product manufacturing to international sourcing, Yoakum is no longer an efficient hub for our distribution,” said Mr. Rod McGeachy, President and Chief Executive Officer of Tandy. “Consolidating our distribution operations and our new corporate headquarters into our expanded Dallas distribution center will better serve our retail partners both in terms of efficiency and cost effectiveness. These two moves together will reduce our fiscal year 2011 SG&A expenses by $4 to $5 million annually.
“In January 2009, Tandy announced a corporate restructuring designed to stabilize our operating platform and reduce operating expenses,” said Mr. McGeachy. “Consolidating our distribution facilities is another important milestone in achieving both of those objectives.”

The company said that it will take a reserve of approximately $1-$2 million in the fiscal quarter ending June 30, 2010, related to expenses associated with the closure of the Yoakum distribution center. Affected employees are being offered severance and the opportunity to apply for positions in the Dallas distribution center.
In addition, as part of the streamlining of operations to Dallas, Tandy said that it sold a warehouse facility in Yoakum, Texas in December 2009. The company expects to report a pre-tax gain of approximately $350,000 in the second fiscal quarter ended December 31, 2009. Tandy will report second quarter results in mid-February.
About Tandy
Tandy is a leading designer and marketer of branded men’s, women’s and children’s accessories, including belts, small leather goods, eyewear, neckwear and sporting goods, and gifts. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.